Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS
FISCAL 2019 FIRST-QUARTER SALES AND EARNINGS

Chicago, IL-August 30, 2018 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom- engineered and application-specific products and solutions, announced financial results for the first quarter of Fiscal 2019 ended July 28, 2018.

First Quarter Fiscal 2019
Methode's first-quarter Fiscal 2019 net sales increased $22.2 million, or 11.0 percent, to $223.4 million from $201.2 million in the same quarter of Fiscal 2018. Year over year, currency rate fluctuations increased net sales $2.7 million.

Net income increased $3.2 million to $23.7 million, or $0.63 per share, in the first quarter of Fiscal 2019 from income of $20.5 million, or $0.55 per share, in the same period of Fiscal 2018.

Year over year, Fiscal 2019 first-quarter net income benefitted from:

•	higher sales in the Automotive (inclusive of Pacific Insight and Procoplast) and Power Products segments;

•	decreased acquisition-related expense of $2.2 million;

•	lower stock award amortization expense of $2.0 million;

•	lower legal fees of $1.6 million; and

•	favorable impact of the weakening Mexican peso compared to the U.S. dollar.

Year over year, Fiscal 2019 first-quarter net income was negatively affected by:

•	selling and administrative expenses attributable to businesses acquired in Fiscal 2018 of $3.6 million;

•	increased intangible asset amortization expense related to Fiscal 2018 acquisitions of $1.2 million;
and

•	customer pricing reductions.

Consolidated gross margins as a percentage of net sales decreased to 26.9 percent in the Fiscal 2019 first quarter from 27.6 percent in the Fiscal 2018 period. Gross margins declined primarily as a result of unfavorable sales mix related to businesses acquired in Fiscal 2018 and customer pricing reductions in the Automotive segment. This was substantially offset by a favorable sales mix in the Interface segment and a higher sales volume in the Power Products segment, as well as the favorable impact of the weakening Mexican peso compared to the U.S. dollar.

Selling and administrative expenses as a percentage of sales decreased to 13.2 percent for the Fiscal 2019 first quarter compared to 14.7 percent in the same period last year. Selling and administrative expenses decreased $0.1 million, or 0.3 percent, to $29.5 million in the Fiscal 2019 first quarter compared to $29.6 million in the prior-year first quarter due primarily to lower acquisition-related and stock award amortization expenses, partially offset by selling and administrative expenses attributable to businesses acquired in Fiscal 2018 and increased expenses for outside consulting, travel, wages and the depreciation of fixed assets.

Methode Electronics, Inc. Reports Fiscal 2019 First-Quarter Financial Results

Year over year, intangible asset amortization expense in the first quarter of Fiscal 2019 increased $1.2 million, or 200.0 percent, to $1.8 million, due to amortization expense related to Fiscal 2018 acquisitions.

In the Fiscal 2019 first quarter, income tax expense increased $0.2 million to $4.5 million compared to $4.3 million in the Fiscal 2018 first quarter primarily due to the composition of pre-tax income in regions with lower effective tax rates and the full benefit of lower rates due to tax reform in the U.S., partially offset by some favorable, discrete adjustments in the Fiscal 2018 period. The Company’s effective tax rate decreased to 16.0 percent in the Fiscal 2019 period from 17.1 percent in the previous first quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2019 first quarter to the same period of Fiscal 2018,

•	Net sales improved 12.0 percent, or $18.8 million ($20.2 million from Pacific Insight and $8.3 million from Procoplast), attributable to:

•	a 26.8 percent sales increase in Europe due to sales from Procoplast and higher hidden switch and sensor product volumes; and

•
a 12.0 percent sales improvement in North America as the result of sales from Pacific Insight and higher user interface product volume, partially offset by a combination of decreased volume and pricing reductions of center console and transmission lead-frame assembly products; partially offset by

•
a 13.8 percent sales decrease in Asia attributable to a combination of lower volume and pricing reductions of transmission lead-frame assembly product, as well as decreased steering angle sensor product volume, as the product approaches end of production.

•
Gross margins as a percentage of sales declined to 26.8 percent from 29.3 percent due to unfavorable sales mix related to Fiscal 2018 acquisitions and pricing reductions, partially offset by a favorable currency impact.

•
Income from operations decreased $2.9 million, or 8.1 percent, resulting from pricing reductions and increased intangible asset amortization expense, partially offset by higher sales, lower stock award amortization expense and a favorable currency impact.

Comparing the Interface segment's Fiscal 2019 first quarter to the same period of Fiscal 2018,

•	Net sales decreased 1.4 percent, or $0.4 million, attributable to:

•	a 14.3 percent sales decline in Asia due to lower legacy product volume; and

•
a 9.8 percent sales decrease in North America as the result of decreased appliance product volume and the exit of the Connectivity business at the end of Fiscal 2017, partially offset by increased radio remote control product volume; partially offset by

•	a 24.7 percent sales increase in Europe attributable to improved radio remote control product volume.

•	Gross margins as a percentage of sales increased to 26.2 percent from 21.8 percent due to a favorable currency impact and increased radio remote control product volume.

•
Income from operations increased to $3.5 million compared to $0.4 million in the prior year resulting from lower legal fees, increased radio remote control product volume, lower stock award amortization expense and a favorable currency impact partially offset by decreased appliance product volume.

Comparing the Power Products segment's Fiscal 2019 first quarter to the same period of Fiscal 2018,

•	Net sales increased 23.7 percent, or $3.6 million, attributable to:

•	a 51.7 percent sales increase in Asia due to improved busbar product volume; and

•	a 23.8 percent sales improvement in North America as the result of higher PowerRail® and other busbar product volumes; partially offset by

•	a 29.0 percent sales decline in Europe attributable to lower bypass switch product volume, partially offset by improved electronic power steering connector volume.

Methode Electronics, Inc. Reports Fiscal 2019 First-Quarter Financial Results

•	Gross margins as a percentage of sales increased to 29.8 percent from 27.6 percent, primarily due to increased sales.

•	Income from operations increased $1.1 million, or 33.3 percent, resulting from higher sales, partially offset by higher wage expense.

Fiscal 2019 Guidance
Methode maintained Fiscal 2019 guidance of sales in the range of $950 million to $970 million, pre-tax income in the range of $127 million to $134 million and earnings per share in the range of $2.81 to $2.96. This guidance excludes transaction and related costs and financial results from Grakon, as the transaction closing remains subject to customary closing conditions, including expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Grakon transaction is expected to be completed in September 2018.

Fiscal 2019 guidance considers:

•	Price reductions of approximately $14.0 million on purchased displays negotiated by a customer in the Automotive segment, which impact sales but are neutral to operating income;

•	A significant amount of previously announced Automotive new business not launching until late fourth quarter of Fiscal 2019;

•	The delayed launch to Fiscal 2020 of a laundry program in the Interface segment which will result in lower than anticipated revenues of $7 million in Fiscal 2019; and

•	Pre-tax expense of approximately $6.5 million for initiatives to reduce overall costs and improve operational profitability.

The guidance ranges for Fiscal 2019 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	any changes to the North American Free Trade Agreement (NAFTA);

•	the impact of tariffs;

•	the price of commodities, particularly copper and resins;

•	the potential effect of legal fees related to the Hetronic lawsuit;

•	sales mix within the markets served;

•	currency exchange effect of the operations of foreign businesses;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items; and

•	an effective tax rate in the 16 to 18 percent range and no significant changes in tax credit movement, valuation allowances or enacted tax laws.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Through our agreement to acquire Grakon, we believe we will drive incremental revenue, earnings and cash flow growth, providing an attractive value proposition for our shareholders. This acquisition demonstrates Methode's ability to leverage the strength of our balance sheet, deploying cash, to significantly diversify our business mix and expand our universe of customers. We look forward to welcoming the Grakon team to Methode next month."

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ron Tsoumas, today at 10:00 a.m. Central time.

Methode Electronics, Inc. Reports Fiscal 2019 First-Quarter Financial Results

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call will be available shortly after the call through September 30, 2018, by dialing (877) 481-4010 and providing Conference ID number 37159. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) uncertainties surrounding the completion and success of the Grakon acquisition; (6) ability to withstand price pressure, including pricing reductions; (7) currency fluctuations;  (8) customary risks related to conducting global operations; (9) changes in U.S. trade policy; (10) ability to successfully market and sell Dabir Surfaces; (11) dependence on our supply chain; (12) income tax rate fluctuations; (13) dependence on the availability and price of raw materials; (14) fluctuations in our gross margins; (15) ability to withstand business interruptions; (16) ability to keep pace with rapid technological changes; (17) breach of our information technology systems; (18) ability to avoid design or manufacturing defects; (19) ability to compete effectively; (20) ability to protect our intellectual property; (21) successfully benefit from acquisitions and divestitures; (22) recognition of goodwill impairment charges; (23) success of Pacific Insight and Procoplast and/or our ability to implement and profit from new applications of the acquired technology; (24) significant adjustments to expense based on the probability of meeting certain performance levels in our long-term incentive plan; and (25) costs and expenses due to regulations regarding conflict minerals.

Methode Electronics, Inc. Reports Fiscal 2019 First-Quarter Financial Results

For Methode Electronics, Inc.
Kristine Walczak
Vice President - Corporate Communications
708-457-4030
kwalczak@methode.com

Steve Carr
Dresner Corporate Services
312-780-7211
scarr@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended
	July 28, 2018	July 29, 2017
Net Sales	$223.4	$201.2

Cost of Products Sold	163.3	145.6

Gross Profit	60.1	55.6

Selling and Administrative Expenses	29.5	29.6
Amortization of Intangibles	1.9	0.6

Income from Operations	28.7	25.4

Interest Expense (Income), Net	0.2	(0.2)
Other Income, Net	0.3	0.8

Income before Income Taxes	28.2	24.8

Income Tax Expense (Benefit)	4.5	4.3

Net Income	$23.7	$20.5

Basic and Diluted Income per Share:
Basic	$0.63	$0.55
Diluted	$0.63	$0.55

Cash Dividends:
Common Stock	$0.11	$0.09

Weighted Average Number of Common Shares Outstanding:
Basic	37,350,444	37,248,689
Diluted	37,637,502	37,561,240

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	July 28, 2018	April 28, 2018
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$228.5	$246.1
Accounts Receivable, Net	181.1	202.6
Inventories:
Finished Products	21.1	15.4
Work in Process	9.1	14.6
Materials	58.3	54.1
Total Inventories	88.5	84.1
Prepaid and Refundable Income Taxes	9.9	2.4
Prepaid Expenses and Other Current Assets	15.9	14.8
Total Current Assets	523.9	550.0
Property Plan and Equipment:
Land	0.8	0.8
Buildings and Building Improvements	74.0	69.2
Machinery and Equipment	362.9	364.7
Property, Plant and Equipment, Gross	437.7	434.7
Less: Allowances for Depreciation	272.4	272.5
Property, Plant and Equipment, Net	165.3	162.2
Other Assets:
Goodwill	58.8	59.2
Other Intangible Assets, Net	58.2	61.0
Cash Surrender Value of Life Insurance	8.5	8.2
Deferred Income Taxes	41.5	42.3
Pre-production Costs	23.4	20.5
Other	13.2	12.5
Total Other Assets	203.6	203.7
Total Assets	$892.8	$915.9
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts Payable	$79.0	$89.5
Salaries, Wages and Payroll Taxes	17.6	22.8
Other Accrued Expenses	21.4	21.6
Short-term Debt	3.9	4.4
Income Tax Payable	14.9	18.7
Total Current Liabilities	136.8	157.0
Long-term Debt	49.2	53.4
Long-term Income Taxes Payable	42.6	42.6
Other Liabilities	4.4	4.6
Deferred Income Taxes	17.6	18.3
Deferred Compensation	10.0	10.0
Total Liabilities	260.6	285.9
Shareholders' Equity:
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,198,353 shares and 38,133,925 shares issued as of April 28, 2018 and April 29, 2017, respectively	19.2	19.1
Additional Paid-in Capital	138.5	136.5
Accumulated Other Comprehensive Income (Loss)	(4.0)	13.9
Treasury Stock, 1,346,624 shares as of April 28, 2018 and April 29, 2017	(11.5)	(11.5)
Retained Earnings	490.0	472.0
Total Shareholders' Equity	632.2	630.0
Total Liabilities and Shareholders' Equity	$892.8	$915.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	July 28, 2018	July 29, 2017
Operating Activities:
Net Income	$23.7	$20.5
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Gain on Sale of Licensing Agreement	—	—
Provision for Depreciation	6.5	5.0
Amortization of Intangible Assets	1.9	0.6
Stock-based Compensation	2.0	4.1
Provision for Bad Debt	—	—
Change in Deferred Income Taxes	(0.4)	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	6.4	15.1
Inventories	(6.1)	(1.5)
Prepaid Expenses and Other Assets	(3.3)	(9.1)
Accounts Payable and Other Expenses	(10.7)	(11.1)
Net Cash Provided by Operating Activities	20.0	23.6
Investing Activities:
Purchases of Property, Plant and Equipment	(18.2)	(8.0)
Acquisition of Business, Net of Cash Received	—	(22.2)
Purchases of Technology Licenses, Net	—	—
Sale of Business/Investment/Property	—	0.3
Net Cash Used in Investing Activities	(18.2)	(29.9)
Financing Activities:
Taxes Paid Related to Net Share Settlement of Equity Awards	(1.7)	(0.3)
Purchase of Common Stock	—	—
Proceeds from Exercise of Stock Options	—	—
Tax Benefit from Stock Option Exercises	—	—
Cash Dividends	(4.1)	(3.4)
Proceeds from Borrowings	—	—
Repayment of Borrowings	(3.6)	(2.0)
Net Cash Used in Financing Activities	(9.4)	(5.7)
Effect of Foreign Currency Exchange Rate Changes on Cash	(10.0)	15.9
Increase (Decrease) in Cash and Cash Equivalents	(17.6)	3.9
Cash and Cash Equivalents at Beginning of Year	246.1	294.0
Cash and Cash Equivalents at End of Period	$228.5	$297.9